FULFILLMENT SERVICING AGREEMENT

         THIS AGREEMENT is made and entered into as of this ___ day of _____, 2000, by and between Allied Asset Advisors Funds, a business trust organized under the laws of the State of Delaware (hereinafter referred to as the "Trust"), Allied Asset Advisors, Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as the "Advisor"), Firstar Mutual Fund Services, LLC, a limited liability company organized under the laws of the State of Wisconsin (hereinafter referred to as "FMFS"), and Rafferty Capital Markets, Inc., corporation organized under the laws of the State of New York (hereinafter referred to as the "Distributor").

         WHEREAS, the Advisor is a registered investment adviser under the Investment Advisers Act of 1940, as amended;

         WHEREAS, the Advisor serves as investment adviser to the Trust, a registered investment company under the Investment Company Act of 1940, as amended, which is authorized to create separate series of funds;

         WHEREAS, the Distributor is a registered broker-dealer under the Securities Exchange Act of 1934, as amended, and serves as principal distributor of Trust shares;

         WHEREAS, FMFS provides fulfillment services to mutual funds;

         WHEREAS, the Trust desires to retain FMFS to provide fulfillment services to all portfolio's of the Trust (each a "Fund") and each additional series of the Trust listed on Exhibit A attached hereto, as it may be amended from time to time.

         NOW, THEREFORE, the parties agree as follows:

1.       DUTIES AND RESPONSIBILITIES OF FMFS

          1. Answer all prospective shareholder calls concerning the Fund.

          2. Send all available Fund material requested by the prospect within 24 hours from time of call.

          3. Receive and update all Fund fulfillment literature so that the most current information is sent and quoted.

          4. Provide 24 hour answering service to record prospect calls made after hours (7 p.m. to 8 a.m. CT).

          5. Maintain and store Fund fulfillment inventory.

          6. Send periodic fulfillment reports to the Trust as agreed upon between the parties.

2.       DUTIES AND RESPONSIBILITIES OF THE TRUST

          1. Provide Fund fulfillment literature updates to FMFS as necessary.

          2. File (or cause to be filed (i.e., through the Distributor) with the NASD, SEC and State Regulatory Agencies, as appropriate, all fulfillment literature that the Fund requests FMFS send to prospective shareholders.

          3. Supply FMFS with sufficient inventory of fulfillment materials as requested from time to time by FMFS.

          4. Provide FMFS with any sundry information about the Fund in order to answer prospect questions.

3.       COMPENSATION

The Advisor or the Distributor (the Distributor only through the collection of sufficient distribution expenses from the Fund, if applicable) agrees to compensate FMFS for the services performed under this Agreement in accordance with the attached Exhibit A. All invoices shall be paid within ten days of receipt.

4.     PROPRIETARY AND CONFIDENTIAL INFORMATION

FMFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval may not be withheld where FMFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

5.       INDEMNIFICATION

The Trust agrees to indemnify FMFS from any liability arising out of the distribution of fulfillment literature which has not been filed with the appropriate Federal and State Regulatory Agencies as required by applicable law. FMFS agrees to indemnify the Trust from any liability arising from the improper use of fulfillment literature during the performance of duties and responsibilities identified in this agreement. FMFS will be liable for bad faith, negligence or willful misconduct on its part in its duties under this Agreement.

6.     TERMINATION

This Agreement may be terminated by either party upon 90 days written notice. Notwithstanding anything to the contrary above, this Agreement may be terminated by the Trust's Board of Trustees, without penalty, (i) immediately if FMFS becomes statutorily disqualified from performing it duties under this Agreement or otherwise is legally prohibited from performing its duties under this Agreement and (ii) on not less than sixty (60) days written notice for cause (as defined below).

Termination for "cause" shall mean:

          (i) willful misfeasance, bad faith, gross negligence, abandonment, or reckless disregard on the part of FMFS with respect to its obligations and duties hereunder;

     (ii) regulatory, administrative or judicial proceedings against FMFS that result in a determination that it has violated any rule, regulation, order or law and that, in the reasonable judgement of the Trust's Board of Trustees, substantially impairs the performance of FMFS' obligations and duties hereunder;

     (iii) financial difficulties on the part of FMFS that are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors;

     (iv) any other circumstance that, in the reasonable judgement of the Trust's Board of Trustees, substantially impairs the performance of FMFS' obligations and duties hereunder.

FMFS is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust's Declaration of Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. FMFS further agrees that it shall not seek satisfaction of any such obligation from the shareholder or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

7.      NO AGENCY RELATIONSHIP

Nothing herein contained shall be deemed to authorize or empower FMFS to act as agent for the other party to this Agreement, or to conduct business in the name of, or for the account of the other party to this Agreement.

8.      DATA NECESSARY TO PERFORM SERVICES

The Trust or its agent, which may be FMFS, shall furnish to FMFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon. If FMFS is also acting in another capacity for the Trust, nothing herein shall be deemed to relieve FMFS of any of its obligations in such capacity.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above.

ALLIED ASSET ADVISORS FUNDS            FIRSTAR MUTUAL FUND SERVICES, LLC

By:______________________________      By: ________________________________


Attest:   __________________________   Attest:______________________________


RAFFERTY CAPITAL MARKETS, INC.         ALLIED ASSET ADVISORS, INC.


By:______________________________      By: ________________________________


Attest:   __________________________   Attest:______________________________